EXHIBIT 21

   SUBSIDIARIES

   The following lists all significant subsidiaries and affiliates of A. O. Smith Corporation. Certain direct and indirect subsidiaries of A. O. Smith Corporation have been omitted because, considered in the aggregate as a single subsidiary, such subsidiaries would not constitute a significant subsidiary.

                                                     Jurisdiction in Which
   Name of Subsidiary                                    Incorporated

   AOS Holding Company                                    Delaware
   A. O. Smith International Corporation                  Delaware

   A. O. Smith Export, Ltd.                               Barbados

   Claymore Insurance Company, Ltd.                       Bermuda

   A. O. Smith Enterprises Ltd.                           Canada

   A. O. Smith L'eau Chaude S.a.r.l.                      France

   A. O. Smith Electric Motors (Ireland) Ltd.             Ireland
   A. O. Smith Holding (Ireland) Ltd.                     Ireland

   Motores Electricos de Juarez, S.A. de C.V.             Mexico
   Motores Electricos de Monterrey, S.A. de C.V.          Mexico
   Productos de Agua, S.A. de C.V.                        Mexico
   Productos Electricos Aplicados, S.A. de C.V.           Mexico

   A. O. Smith Water Products Company B.V.                The Netherlands

   Harbin A. O. Smith Fiberglass Products
     Company Limited (HSF)                                China
   Nanjing A. O. Smith Water Heater Co. Ltd.              China

   Motores Muppca, C.A.                                   Venezuela